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                                                                      EXHIBIT 24



July 24, 1998

Mr. Alan M. Wright and
Mr. Thomas A. McNish
CMS Energy Corporation
Fairlane Plaza South, Suite 1100
330 Town Center Drive
Dearborn, MI 48126


CMS Energy Corporation proposes to file a registration statement with the Securities and Exchange Commission with respect to the issue and sale of shares of the Corporation's Common Stock with an aggregate market value of approximately $65 million in connection with the proposed acquisition of all the issued and outstanding voting securities of Continental Natural Gas, Inc., an Oklahoma corporation.

We hereby appoint each of you lawful attorney for each of us and in each of our names to sign and cause to be filed with the Securities and Exchange Commission registration statement(s) and/or any appropriate amendment or amendments to said registration statement(s) and other necessary documents required to be filed with the Securities and Exchange Commission.

Very truly yours,




/s/ William t. McCormick, Jr.                       /s/ Victor J. Fryling
-----------------------------                       ----------------------------
 William T. McCormick, Jr.                           Victor J. Fryling



/s/ John Deutch                                     /s/ W. U. Parfet
-----------------------------                       ----------------------------
 John M. Deutch                                      William U. Parfet



/s/ James J. Duderstadt                              /s/ Percy A. Pierre
-----------------------------                        ---------------------------
        James J. Duderstadt                           Percy A. Pierre



/s/ K. R. Flaherty                                   /s/ K. L. Way
-----------------------------                        ---------------------------
 Kathleen R. Flaherty                                Kenneth L. Way



/s/ Earl D. Holton                                   /s/ K. Whipple
-----------------------------                        ---------------------------
 Earl D. Holton                                       Kenneth Whipple



                              /s/ John B. Yasinsky
                           ---------------------------
                                John B. Yasinsky


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Extract from the minutes of a meeting of the Board of Directors of CMS Energy
Corporation (the "Corporation") held on July 24, 1998.


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Proposed Issue and Sale of Common Stock - Acquisition

                 Management recommended that the Corporation acquire
Continental Natural Gas, Inc. ("Continental") by issuing shares of the Corporation's Common Stock with a market value of approximately $65 million and assumption of approximately $90 million of Continental's debt. A small portion of the $65 million may be paid in cash rather than Common Stock to reflect the exercise of dissenters' rights, option cash-out provisions, etc. Continental is a publicly-held Oklahoma corporation involved in the purchasing, gathering, treating, processing and marketing of natural gas and natural gas liquids. The Corporation would exchange approximately 1.5 million shares of its Common Stock for all the voting securities of Continental; Continental would merge with a newly organized subsidiary of the Corporation; and the surviving corporation would ultimately become a subsidiary of CMS Gas Transmission and Storage Company. In connection therewith, drafts of a proposed Agreement and Plan of Merger among the Corporation, CMS Merging Corporation, Continental, Adams Affiliates, Inc. and Cottonwood Partnership (these latter two entities being the majority shareholders of Continental), as well as a proposed Stock Option Agreement between the Corporation and Continental, were presented to the meeting. The matter was discussed fully.

                  Upon motion duly made and seconded, the following resolutions were thereupon unanimously adopted:

                      RESOLVED: That the Board and the Corporation, as the sole shareholder of CMS Merging Corporation, hereby approve and adopt the proposed Agreement and Plan of Merger among the Corporation, CMS Merging Corporation, Continental Natural Gas, Inc. ("Continental"), Adams Affiliates, Inc. and Cottonwood Partnership, as well as the proposed Stock Option Agreement between the Corporation and Continental, each in substantially the form presented to the meeting, with such changes as may be approved by the officers of the Corporation executing the same and as counsel may advise; and

                      RESOLVED FURTHER: That, upon the effectiveness of the merger, the officers of the Corporation, and each of them, are authorized and empowered for and on behalf of the Corporation, to contribute the shares of the surviving corporation to CMS Enterprises Company, a wholly-owned subsidiary of the Corporation; and

                      RESOLVED FURTHER: That the officers of the Corporation, and each of them, are authorized and empowered, in the name and on behalf of the Corporation, to sign, seal and deliver such documents, papers and instruments, and to do or cause to be done all acts and things which any of them may consider necessary or advisable to carry out the intent and purposes of the foregoing resolutions with respect to the proposed acquisition of Continental, including without limitation the execution and delivery of applications, filings or notices with all appropriate parties; and

                      RESOLVED FURTHER: That the officers of the Corporation, and each of them, are authorized in their discretion, on its behalf, to execute and file with the Securities and Exchange Commission a registration statement with respect to the issue and sale of approximately $65 million aggregate market value of authorized but unissued common stock, $.01 par value, (the "Common Stock") of the Corporation, in such form as may be approved by the officers of the Corporation executing the same, and to do all other things necessary to make such registration effective, including the execution and filing of any necessary or appropriate amendments; and



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                      RESOLVED FURTHER: That, it may be desirable for the Common
        Stock to be qualified or registered for sale in various jurisdictions; therefore, the officers of the Corporation, and each of them, are authorized and directed to determine the jurisdictions in which appropriate action shall be taken to qualify or register for sale all or such part of the Common Stock of the Corporation as they may deem advisable; to perform on behalf of the Corporation any and all such acts as they may deem necessary or advisable in order to comply with the applicable laws of any such jurisdictions, and in connection therewith, to execute and file all requisite papers and documents, including but not limited to, applications, reports, surety bonds, irrevocable consents and appointments of attorneys for service of process; and the execution by such officers or any of them of any such paper or document or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefor from the Corporation; and

                      RESOLVED FURTHER: That the officers of the Corporation, and each of them, are authorized to cause the Corporation to make application to the New York Stock Exchange for the listing on such Exchange, upon notice of issuance, of the Common Stock; that Messrs. Alan M. Wright and Thomas A. McNish are, and each of them is, designated to represent the Corporation in connection with any application or applications for listing and to appear on behalf of the Corporation before such official or body of said Exchange as may be appropriate, with authority to make such changes, upon the advice of counsel, in said application or in any agreements or other papers relating thereto as may be necessary or appropriate to conform with the requirements for listing; and

                      RESOLVED FURTHER: That the officers of the Corporation, and each of them, are authorized to have issued and to deliver, at one time or from time to time, certificates representing the Common Stock; and

                      RESOLVED FURTHER: That the officers of the Corporation, and each of them, are authorized and empowered, in the name and on behalf of the Corporation, to sign, seal and deliver such documents, papers and instruments, and to do or cause to be done all acts and things which any of them may consider necessary or advisable to carry out the intent and purposes of all the foregoing resolutions with respect to the issue and sale of the Common Stock.


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